                                 FOR NEW YORK RESIDENTS

                       WALNUT EQUIPMENT LEASING CO., INC.
                     SUPPLEMENT DATED SEPTEMBER 15, 1995 TO
                      PROSPECTUS DATED SEPTEMBER 14, 1995

    This Supplement will further update and amend the Prospectus dated September 14, 1995 (the "Prospectus") regarding the offer and sale to New York residents of $22,400,000 in principal amount of certain Senior Thrift Certificates (the "Certificates") described therein.

    The following suitability requirements apply for all purchases of Senior Thrift Certificates by New York residents:

    a)Purchasers of certificates of $5,000 or more in the aggregate shall have a minimum annual income of $30,000 and a net worth at least equal to $20,000 in excess of their investment, home, home furnishings and automobiles. Or, regardless of their annual income, possess a net worth of $75,000 in excess of their home, home furnishings and automobiles;

    b)Purchasers of certificates of $2,500 or more in the aggregate shall have a minimum annual income of $20,000 and a net worth at least equal to $20,000 in excess of their investment, home, home furnishings and automobiles. Or, regardless of their annual income, possess a net worth of $50,000 in excess of their home, home furnishings and automobiles; and

    c)No accounts may be accepted where safety of principal and interest is the purchaser's primary investment objective.

    Purchasers of these Certificates have the option of receiving interest earned monthly or electing to have interest on their Certificates reinvested and compounded monthly (that is, interest at the original rate shall be computed monthly on the new account; i.e. principal plus previously accrued and unpaid interest.) Reinvested interest will be an unsecured obligation of the Company, and will be subject to the same risks as the Certificates. See "RISK FACTORS." The Company intends to apply the retained and accrued interest to the normal operations of its business, which is the purchase of general commercial and industrial equipment which is to be leased to the Company's customers. See "DESCRIPTION OF SECURITIES; Certificates - Option to Receive Compound Interest" on page 32 of the Prospectus and "USE OF PROCEEDS" on page 15 of the Prospectus.

    No other changes have been made to the Prospectus dated September 14, 1995.

                                FOR NEW JERSEY RESIDENTS


                       WALNUT EQUIPMENT LEASING CO., INC.
                     SUPPLEMENT DATED SEPTEMBER 15, 1995 TO
                      PROSPECTUS DATED SEPTEMBER 14, 1995


    This Supplement will further update and amend the Prospectus dated September 14, 1995 (the "Prospectus") regarding the offer and sale to New Jersey residents of $22,400,000 in principal amount of certain Senior Thrift Certificates (the "Certificates") described therein.

    New Jersey residents are limited to purchases of Certificates with maturities payable within 12 months of the date of issuance, pursuant to
Section 49:3-50(10) of the New Jersey Uniform Securities Law.

    No other changes have been made to the Prospectus dated September 14, 1995.